                                                                      Exhibit 99

FOR IMMEDIATE RELEASE


                      PHOTOGEN TECHNOLOGIES ACQUIRES OPTION
                  TO FORM JOINT VENTURE COMPANY WITH PREEMINENT
                   CANCER RESEARCHER MARY J.C. HENDRIX, PH.D.

         PHOTOGEN BIOTECHNOLOGIES TO FOCUS ON NEW CANCER THERAPIES THAT
                  IDENTIFY GROWTH POTENTIAL AND CONTROL SPREAD

(Knoxville, TN, Sept. 29, 1999) - Photogen Technologies, Inc. (OTC BB: PHGN) today announced that it has acquired an option from Mary J. C. Hendrix, Ph.D., professor of anatomy and cell biology and deputy director of the University of Iowa Cancer Center, to form a new company.

The new company, Photogen Biotechnologies Inc., will initially focus on commercializing diagnostic and therapeutic products related to diseases such as prostate and breast cancer.

"As a basic scientist, it is a tremendous privilege to be working with a company with such translational impact," said Dr. Hendrix. "Working together translating basic science studies to potential new treatments in the areas of diagnostics and new therapeutic cancer vaccines will have a major impact in the way cancers are diagnosed and treated."

Parent company Photogen Technologies will provide $3 million to fund the new operation. Potential licensing fees stemming from novel ways to enhance vaccine production could create an early revenue stream.

Under terms of the agreement, Photogen Technologies would own 85% of Photogen Biotechnologies stock and appoint two of its three directors. Dr. Hendrix would appoint the third director.

Dr. Hendrix and her colleagues at The University of Iowa recently announced new findings that as some aggressive cancers progress, they begin to independently generate their own connections to the body's blood supply. Their findings provide an alternate explanation to existing research that speculates that all tumors feed and grow through a process called angiogenisis, the external stimulation of new blood vessels for nourishment.

The findings, reported in the Sept. 3 issue of SCIENCE and the Sept. issue of THE AMERICAN JOURNAL OF PATHOLOGY, are especially significant because they suggest a new family of genes that direct tumor cells to form blood vessel-like channels. These new genes provide drug researchers with more effective targets for the development of new therapeutic agents. Their findings may also explain why some tumors may not respond to traditional treatments.

Dr. Hendrix's experience and knowledge of cancer cell genes will provide a valuable stepping stone to the cancer therapies she will pursue through Photogen Biotechnologies.

Dr. Hendrix's other research has resulted in the identification of new genetic markers that are unique to aggressive tumor cells. These newly revealed genes may be used to develop diagnostic tests to predict the presence or absence of cancer and to differentiate aggressive from non-aggressive tumors - basically, which tumors will spread and which will not.

"The implications for the discoveries made in this study are highly significant," noted Dr. Hendrix. "It is our hope that not only will these new genetic markers help us differentiate aggressive from non-aggressive tumors but that new, bolder, more innovative therapeutic strategies can now be formulated to target these molecular markers."

"We are excited to be working with Dr. Hendrix," said John Smolik, CEO and president of Photogen Technologies. "While differing somewhat from our primary focus on photochemistry, this alliance fits nicely with our vision of creating innovative, non-invasive diagnostics and treatments for cancer and other diseases."

Dr. Hendrix's Research

The following technologies and research will be part of the newly formed Photogen Biotechnologies and will include further studies to validate Dr. Hendrix's initial findings. The discoveries are intended to culminate with new non-invasive diagnostic tools and treatments for cancer and other diseases.

Dr. Hendrix, who also serves as president-elect of the prestigious FASEB (Federation of American Societies for Experimental Biologies), has made several related discoveries with her colleagues complementary to Photogen's diagnostic technologies, including:

- - An adhesion molecule that may increase survival rates for prostate cancer patients, whose best chances of survival occur when the cancerous cells remain localized. Dr. Hendrix found that aggressive prostate cancers do not produce a protein called E-cadherin, which acts, in normal cells, much like a glue, preventing invasion and spread to other parts of the body. Dr. Hendrix has shown that their aggressiveness may be inhibited by genetically engineering the prostate cancer cells so that they produce the protein and do not spread.


- -    Methods to identify the presence of breast cancer and its growth potential, using a group of new marker proteins. By studying these markers, it is possible to identify the presence of a tumor and diagnose its metastatic potential, as well as monitor and control its progression. These same marker proteins may be used in blood or serum-based diagnostics, and may eventually lead to more effective molecular-based vaccines against tumors.

Photogen Technologies, Inc. is a development-stage company focused on creating photodynamic-related healthcare products based on its proprietary multi-photon excitation and other related technologies. The company has discovered new methods for using light energy from lasers and X-rays to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease. Photogen's proprietary technology is covered under existing U.S. patents and additional pending applications in the U.S. and worldwide. The company has no products or operating revenues at this time.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include: the ability of the company to develop a product and obtain regulatory approval for its use; the ability of the company to successfully market and sell any products and equipment; the company's ability to manufacture products in sufficient quantities; the company's ability to maintain intellectual property protection for its proprietary products, to defend its existing intellectual property rights from challenges by third parties, and to avoid infringing intellectual property rights of third parties; unforeseen operating risks; the company's ability to secure collaborative agreements with third parties for various research, development, manufacturing, marketing and other functions; competition; risks associated with the dependence on manufacturers of the company's proposed products; the availability of capital to finance planned activities; and the extent to which the clinicians performing the procedures are able to obtain third-party reimbursement. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.

Media Contact: Hilary Kaye or Joan Murray at Hilary Kaye Associates (714) 426-0444 (PST) or jmurray@hkamarcom.com

Investor Relations Contact: Craig Dickson Financial Relations Board (312) 266-7800 (CST)